NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Units, each consisting of one share of Class A Common Stock and one-half of one Redeemable Warrant, the Class A Common Stock, par value $0.0001 per share, and Warrants, each exercisable for one share Class A Common Stock for $11.50 per share (the "Securities") of Adara Acquisition Corp. (the "Company") from listing and registration on the Exchange on March 28, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on NYSE American. The Exchange has determined that the Company's Securities are no longer suitable for listing pursuant to Section 119(f) of the NYSE American Company Guide because the Company failed to satisfy the requirements for initial listing following a business combination. On February 10, 2023, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on NYSE American. The Company was notified on February 10, 2023. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on February 10, 2023, and trading in the Securities was immediately suspended. The Company had a right to appeal the determination to delist the Securities by a Committee of the Board of Directors of the Exchange, provided it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. On February 17, 2023, the Company requested such review. On March 16, 2023, the Company provided notification of its intention to withdraw its request. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.